Exhibit 99.1

PRO FORMA VALUATION REPORT

NEWPORT BANCORP, INC.

PROPOSED HOLDING COMPANY FOR

NEWPORT FEDERAL SAVINGS BANK

Newport, Rhode Island

Dated as Of:

March 3, 2006

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC. Financial Services Industry Consultants

March 3, 2006

Board of Directors

Newport Federal Savings Bank

100 Bellevue Avenue

Newport, Rhode Island 02840

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion of Newport Federal Savings Bank, Newport, Rhode Island (“Newport Federal” or the “Bank”). The common stock issued in connection with the Bank’s conversion will simultaneously be acquired by a holding company, Newport Bancorp, Inc. (“Newport Bancorp” or the “Company”). Pursuant to the plan of conversion, Newport Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Newport Federal’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On June 7, 2005, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Newport Bancorp, a newly formed Maryland corporation. Newport Bancorp will offer 100% of its common stock to qualifying depositors of Newport Federal and Westerly Savings Bank, Westerly, Rhode Island (“Westerly Savings”) in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. Going forward, Newport Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Newport Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

March 3, 2006

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Newport Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of NewportFed Charitable Foundation (the “Foundation”). The Foundation will be funded with common stock contributed by the Company in an amount equal to 8.0% the gross proceeds of the shares sold in the conversion. The Foundation will be dedicated to assist the communities within Newport Federal’s’ market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Newport Federal to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Newport Federal’s management; Wolf & Company, P.C., the Bank’s independent auditor; Muldoon Murphy & Aguggia LLP, Newport Federal’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Newport Federal operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Newport Federal and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock

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March 3, 2006

conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Newport Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Newport Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Newport Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Newport Federal only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Newport Federal intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of March 3, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $37,500,000 at the midpoint, equal to 3,750,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $31,875,000 and a maximum value of $43,125,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,187,500 at the minimum and 4,312,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased

Board of Directors

March 3, 2006

up to a supermaximum value of $49,593,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,959,375. Based on this valuation range, the offering range is as follows: $29,513,890 at the minimum, $34,722,220 at the midpoint, $39,930,550 at the maximum and $45,920,130 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 2,951,389 at the minimum, 3,472,222 at the midpoint, 3,993,055 at the maximum and 4,592,013 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Newport Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Newport Federal as of December 31, 2005, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Newport Federal, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

Board of Directors

March 3, 2006

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

NEWPORT FEDERAL SAVINGS BANK

Newport, Rhode Island

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Plan of Conversion	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.5
Income and Expense Trends	1.9
Interest Rate Risk Management	1.13
Lending Activities and Strategy	1.14
Asset Quality	1.17
Funding Composition and Strategy	1.17
Legal Proceedings	1.19

CHAPTER TWO MARKET AREA

Introduction	2.1
Market Area Demographics	2.1
National Economic Factors	2.2
Local Economy	2.9
Market Area Deposit Characteristics	2.11
Competition	2.13

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	3.1
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.12
Interest Rate Risk	3.14
Credit Risk	3.16
Summary	3.16

RP® Financial, LC.

TABLE OF CONTENTS

NEWPORT FEDERAL SAVINGS BANK

Newport, Rhode Island

(continued)

DESCRIPTION			PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.6
4.	Primary Market Area		4.7
5.	Dividends		4.8
6.	Liquidity of the Shares		4.9
7.	Marketing of the Issue		4.9
	A.	The Public Market	4.10
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.16
8.	Management		4.19
9.	Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments			4.20
Valuation Approaches			4.20
1.	Price-to-Earnings (“P/E”)		4.22
2.	Price-to-Book (“P/B”)		4.24
3.	Price-to-Assets (“P/A”)		4.24
Comparison to Recent Offerings			4.24
Valuation Conclusion			4.25

RP® Financial, LC.

LIST OF TABLES

NEWPORT FEDERAL SAVINGS BANK

Newport, Rhode Island

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic Data	2.3
2.2	Primary Market Area Employment Sectors	2.10
2.3	Unemployment Trends	2.11
2.4	Deposit Summary	2.12
2.5	Market Area County Deposit Competitors	2.13

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
3.6	Credit Risk Measures and Related Information	3.17

4.1	Market Area Unemployment Rates	4.7
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing Recent Conversions	4.18
4.4	Public Market Pricing	4.23

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Newport Federal Savings Bank (“Newport Federal” or the “Bank”), chartered in 1888, is a federally-chartered savings bank headquartered in Newport, Rhode Island. Newport Federal serves southern Rhode Island through its main office in Newport and four branch offices located in the towns of Middletown, Wakefield and Westerly. The Bank maintains two branches in Westerly. The Newport and Middletown offices are located in Newport County, while the Westerly and Wakefield offices are located in Washington County. The major portion of the Bank activities is conducted within the markets served by the retail branches and surrounding contiguous markets. A map of the Bank’s branch office locations is provided in Exhibit I-1. Newport Federal is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2005, Newport Federal had $262.4 million in assets, $192.6 million in deposits and total equity of $18.0 million equal to 6.9% of total assets. Newport Federal’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On June 7, 2005, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Newport Bancorp, Inc. (“Newport Bancorp” or the “Company”), a newly formed Maryland corporation. Newport Bancorp will offer 100% of its common stock to qualifying depositors of Newport Federal and Westerly Savings Bank, Westerly, Rhode Island (“Westerly Savings”) in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. Going forward, Newport Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Newport Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

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At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Newport Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of NewportFed Charitable Foundation (the “Foundation”). The Foundation will be funded with common stock contributed by the Company in an amount equal to 8.0% the gross proceeds of the shares sold in the conversion. The Foundation will be dedicated to assist the communities within Newport Federal’s’ market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act.

Strategic Overview

Newport Federal maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Newport Federal’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. In October 2005, the Bank completed a merger with Westerly Savings, which was structured as a pooling merger for purposes of accounting for the transaction. Accordingly, the Bank’s historical financial data has been pooled or combined with Westerly Savings’ historical financial data. Westerly Savings maintained a main office and a branch in Westerly, which is approximately 35 miles southwest of Newport on the border of Connecticut. At the time of the merger, Westerly Savings had approximately $75 million of assets and $56 million of deposits. Similar to Newport Federal, Westerly Savings operated as a community-oriented thrift with an emphasis on 1-4 family lending funded by retail deposits.

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Beyond 1-4 family permanent mortgage loans, lending diversification by the Bank has emphasized multi-family and commercial real estate loans and consumer loans. On a more limited basis, the Bank’s lending activities include origination of construction loans. Pursuant to the Bank’s business plan, Newport Federal will continue to emphasize 1-4 family lending and will emphasize growth of multi-family and commercial real estate loans as the primary area of lending diversification.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of mutual funds invested in U.S. Treasury and mortgage-backed securities, with the balance of investment portfolio consisting substantially of mortgage-backed securities, certificates of deposits (“CDs”) and FHLB stock.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings accounts constitute the largest portion of the Bank’s deposits, reflecting the Bank’s emphasis on marketing and cross-selling those accounts as well as a large “blue collar” customer base that in general have a relatively high propensity for maintaining deposits in transaction and savings and account types of deposits. Notwithstanding the higher concentration of deposits maintained in transaction and savings accounts, CDs have accounted for most of the Bank’s deposit growth in recent years. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances have in general been the Bank’s only source of borrowings, which consist of a mixture of short- and long-term advances with laddered terms out to ten years. Following the conversion, the Bank may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Bank, FHLB advances would likely continue to be the principal source of such borrowings.

Newport Federal’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Bank’s operating strategy has provided for a relatively strong net interest margin; which has been supported by the high concentration of interest-earning assets maintained in loans compared to lower yielding investment securities. Operating

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expenses have also generally been maintained at relatively high levels, which can in part be attributed to the high concentration of assets maintained in loans, which are more costly to generate and service than investments. The Bank’s funding composition, which consists of a relatively high level of transaction and savings accounts, would also tend to place upward pressure on the operating expense ratio, given that transaction and savings account deposits are more costly to service than time deposits and borrowings.

The Bank’s lack of any significant diversification of products and services has somewhat limited the earnings contribution realized from sources of non-interest operating income. Non-interest operating income consists substantially of customer service fees generated from transaction accounts. Some growth of non-interest operating income is contemplated as part of the Bank’s business plan, largely through building market share that will be facilitated by marketing the Bank’s products and services to a larger customer base and expansion of market area that was provided by the merger with Westerly Savings.

The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated Newport Federal’s recent growth. Specifically, Newport Federal will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will continue to emphasize multi-family and commercial real estate loans as the primary area of lending diversification.

The Bank’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Newport Federal. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Newport Federal. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Newport Federal’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Newport Federal’s funding costs. Additionally, Newport Federal’s higher equity-to-assets ratio will also better position the Bank to take

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advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

•	Newport Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	Newport Federal. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Newport Federal’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five years. From year end 2001 through year end 2005, Newport Federal’s assets increased at a 5.3% annual rate. Asset growth was largely the result of loan growth and loans constitute the major portion of the Bank’s interest-earning asset composition. Loan growth has been funded with a combination of deposits and borrowings, as well as redeployment of cash and investments. A summary of Newport Federal’s key operating ratios for the past five years are presented in Exhibit I-3.

Newport Federal’s loans receivable portfolio increased at a 9.3% annual rate from year end 2001 through year end 2005, with the portfolio exhibiting positive growth throughout the

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[TABLE 1.1 APPEARS HERE]

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period. The Bank’s higher loan growth rate compared to its asset growth rate provided for an increase in the loans-to-assets ratio from 76.3% at year end 2001 to 88.5% at year end 2005. Newport Federal’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 68.4% of total loans receivable consisted of 1-4 family loans at year end 2005. Trends in the Bank’s loan portfolio composition over the past five years show that the concentration of 1-4 loans comprising total loans has been fairly stable, with such loan ranging from a low of 64.7% of total loans at year end 2003 to a high of 68.4% of total loans at year end 2005. The increase in the ratio of 1-4 family loans comprising total loans since year end 2003 was the result of comparatively stronger growth of 1-4 family loans, as the Bank’s loan growth during the past two years was largely sustained by 1-4 family loans. Over the past five years, lending diversification by the Bank has been mostly in the area of multi-family and commercial real estate loans, which equaled 23.2% of total loans at December 31, 2005. The relative concentration of multi-family and commercial real estate loans declined slightly over the past five years, with such loans comprising 25.6% of total loans at year end 2001. The remainder pf the mortgage loan portfolio consists of construction loans, with such loans ranging from a high of 4.7% of total loans at year end 2003 to a low of 1.4% of total loans at year end 2005. Consumer loans represent the only area of non-mortgage lending by the Bank, with such loans ranging from a low of 4.9% of total loans at year end 2002 to a high of 7.1% of total loans at year end 2005. Growth of the consumer loan portfolio has been sustained by home equity loans, which account for the major portion of the consumer loan portfolio.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Newport Federal’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be initially invested into investments with short-term maturities. Over the past five years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) has trended lower, decreasing from 19.8% of assets at year end 2001 to 7.5% of assets at year end 2005. Redeployment of cash and cash equivalents, primarily into loan growth, accounted for most of the reduction in the cash and investments ratio, as cash and cash equivalents declined from 14.6% of assets at year end 2001 to 1.9% of assets at year end 2005. Mutual funds invested in U.S. Treasury bonds and mortgage-backed securities, which totaled $6.3 million at year end

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2005, comprise the most significant component of the Bank’s investment portfolio. Other investments held by the Bank at December 31, 205 consisted of CDs ($3.0 million), mortgage-backed securities ($2.3 million), Fannie Mae stock ($2,000) and FHLB stock ($3.0 million). Mortgage-backed securities held by the Bank consist of pass-through securities which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). The mortgage-backed securities portfolio is maintained as held to maturity. Mutual funds and Fannie Mae stock are maintained as available for sale and at December 31, 2005 the net unrealized loss on available for investments equaled $149,000. The Bank also maintained cash and cash equivalents of $4.9 million at December 31, 2005, which equaled 1.9% of assets. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s officers and directors. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2005, the cash surrender value of the Bank’s BOLI equaled $1.8 million.

Over the past five years, Newport Federal’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 2001 through year end 2005, the Bank’s deposits increased at an annual rate of 4.7%. Positive deposit growth was sustained throughout the period covered in Table 1.1, but the level of deposits funding assets declined reflecting a slight increase in the level of borrowings utilized by the Bank. Accordingly, deposits as a percent of assets declined from 75.3% at year end 2001 to 73.4% at year end 2005. Transaction and savings accounts have consistently accounted for the major portion of the Bank’s deposit composition and equaled 63.0% of total deposits at December 31, 2005.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have become a slightly more prominent funding source for the Bank during the past five years, as borrowings increased from 17.7% of assets at year end 2001 to 19.1% of assets at year end 2005. In general, the relative mix of borrowings and deposits maintained by the Bank since year end 2002 has been fairly consistent with deposits being maintained at approximately 73% of assets

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and borrowings being maintained at slightly below 20% of assets. The Bank’s use of borrowings has generally been limited to FHLB advances and at December 31, 2005 the $50.1 million of borrowings held by the Bank consisted entirely of FHLB advances.

Since year end 2001, retention of earnings and the adjustment for the net unrealized loss or gain on available for sale securities translated into an annual capital growth rate of 7.4% for the Bank. Capital growth outpaced the Bank’s asset growth, as Newport Federal’s equity-to-assets ratio increased from 6.3% at year end 2001 to 6.9% at year end 2005. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2005. The addition of stock proceeds will serve to strengthen Newport Federal’s capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank’s relatively high pro forma capital position, Newport Federal’s ROE can be expected to initially be below industry averages following its stock offering.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years. The Bank reported positive earnings over the past five years, ranging from a low of 0.26% of average assets during fiscal 2005 to a high of 0.63% of average assets during 2001 and 2003. The lower return reported in 2005 was mostly attributable to merger expenses incurred in connection with the merger of Westerly Savings, which were non-taxable expenses. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank largely are derived from customer service fees, which constitute the major portion of the Bank’s non-interest operating income. Favorable credit quality has served to limit the amount of loan loss provisions the Bank established over the past five years. Gains realized from the sale of fixed rate loans have been an ongoing factor in the Bank’s earnings, while gains and loss on the sale of investments and other assets typically have not been a significant factor in the Bank’s earnings.

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[TABLE 1.2 APPEARS HERE]

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Over the past five years, the Bank’s net interest income to average assets ratio ranged from a low of 3.35% during 2001 and 2004 to a high of 3.48% during 2002. For 2005, the Bank’s net interest income to average assets equaled 3.42%. The relative stability of Bank’s net interest income ratio is reflective of an interest rate spread that has exhibited only modest fluctuations during recent years. Overall, the Bank’s net interest income to average ratio has been maintained at relatively high levels during the past five years, which has been supported by favorable interest rate spreads and favorable ratios of interest-earning assets as a percent of interest-bearing liabilities. Relatively wide yield-cost spreads have been realized through maintaining a relatively high concentration of assets in loans compared to lower yielding investments and through maintaining a relatively high concentration of liabilities in transaction and savings accounts compared to higher costing CDs and borrowings. For the year ended 2005 the Bank maintained an interest rate spread of 3.18%, which approximated the Bank’s interest rate spread during the prior two years. The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable contributor to the Bank’s earnings over the past five years, ranging from a low of 0.64% of average assets during 2005 to a high of 0.76% of average assets during 2004. Customer service fees constitute the largest source of non-interest operating income for the Bank and a reduction in customer service fee income accounted for the decline in non-interest operating income during 2005. The lower customer service fees recorded during 2005 was in part attributable to a decline in NOW checking accounts, which declined by approximately $5.0 million during 2005.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a high of 3.38% of average assets during 2004 to a low of 3.19% of average assets during 2001. For 2005, the Bank’s operating expense to average assets ratio equaled 3.29%, which excludes one time merger expenses that are shown separately in Table 1.2. Overall, the Bank has maintained a relatively high level of operating expenses, which is reflective of the Bank’s relatively high number employees for its assets size. As of December 31, 2005, the Bank’s ratio of assets per full time equivalent employee equaled $4.2 million, versus a comparable ratio of $5.8 million for all publicly-traded thrifts. The Bank’s lower assets per employee ratio is indicative of the higher staffing needs associated with servicing an interest-earning asset

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composition that is primarily concentrated in loans, as opposed to investments, and a funding composition that is primarily concentrated in transaction and savings accounts as opposed to CDs and borrowings. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal 2001 reflect little change in the Bank’s core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Newport Federal’s expense coverage ratio equaled 1.05 times in 2001, versus a comparable ratio of 1.04 times in 2005. Comparatively, Newport Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 77.8% in 2001 was slightly more favorable than the 81.0% efficiency ratio maintained in 2005. The Bank’s less favorable efficiency ratio for 2005 resulted from a lower level of non-interest operating income and a higher level of operating expenses, which was only partially offset by an increase in the net income ratio.

Over the past five years, loan loss provisions established by the Bank ranged from a low of 0.01% of average assets during 2001 to a high of 0.08% of average assets during 2005. The higher loan loss provisions established during 2004 and 2005 were largely related to growth of the loan portfolio, as the Bank’s credit quality remained very favorable in 2004 and 2005. As of December 31, 2005, the Bank maintained valuation allowances of $1.9 million, equal to 0.80% of net loans receivable. The Bank did not maintain any non-performing loans at year end 2005. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five years.

Non-operating income has consisted mostly of gains realized from the sale of 1-4 family fixed rate loans to the secondary market. Loan sale gains ranged from a high of 0.15% of average assets during 2003 to a low of 0.04% of average assets during 2005. Most of the loan sale gains were recorded by Westerly Savings, as the Bank’s general philosophy has been to retain substantially all loans originated for investment. Accordingly, the trend of lower loan sale

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gains recorded in 2005 can be expected to continue in future earnings periods. Other gains and losses generally have not been a factor in the Bank’s earnings. In 2004 the Bank recorded a slight loss on the sale of mutual funds and a slight gain on the sale of real estate owned. In 2005 earnings were negatively impacted by expenses resulting from the merger, which totaled $436,000 or 0.17% of average assets. The merger expenses were non-taxable, thereby resulting in a $436,000 reduction in the Bank’s 2005 earnings. With the exception of the loan sale gains, the non-operating gains and losses that have been recorded by the Bank during the past five years are not considered to be part of the Bank’s recurring earnings base.

The Bank’s effective tax rate ranged from a low of 36.55% in 2004 to a high of 53.16% in 2005. The higher effective tax rate for 2005 was largely the result of the non-taxable merger expenses. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate approximates 40.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of December 31, 2005, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 31% decline in the Bank’s NPV (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, maintaining investments as available for sale, investing in mutual funds invested in short-term or adjustable rate bonds and mortgage-backed, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or adjustable rate loans. As of December 31, 2005, of the Bank’s

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total loans due after December 31, 2006, ARM loans comprised 37.3% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to ten years and through maintaining a high concentration of deposits in lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 63.0% of the Bank’s deposits at December 31, 2005.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Newport Federal’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized multi-family and commercial real estate loans. To a lesser extent, the Bank’s lending activities include consumer loans and construction loans. Going forward, the Bank’s lending strategy is expected to remain fairly consistent with recent historical trends, with the origination of 1-4 family permanent mortgage loans remaining as the primary source of loan originations. Lending diversification by the Bank will continue to emphasize growth of commercial real estate loans. Exhibit I-9 provides historical detail of Newport Federal’s loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2005.

Newport Federal originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Bank’s current practice is to generally retain all 1-4 family originations for investment. Loans are underwritten to secondary market standards specified by Fannie Mae and on occasion the Bank has sold loans to Fannie Mae on a servicing retained basis. ARM loans offered by the Bank include loans with initial repricing terms of one, three, five, seven or ten years, which convert to a one year ARM loan after the initial repricing period. ARM loans are

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indexed to the to the one year U.S. Treasury rate. Initial rates are generally discounted from the fully indexed rate, with a smaller discount applied for loans with longer initial repricing terms. Fixed rate 1-4 family mortgage loans offered by the Bank have terms of 10, 15, 20, 30 or 40 years. As of December 31, 2005, the Bank’s outstanding balance of 1-4 family permanent mortgage loans equaled $160.5 million or 68.4% of total loans outstanding.

Construction loans originated by the Bank consist substantially of loans to finance the construction of 1-4 family residences, while, on a limited basis, commercial real estate construction loans are originated by the Bank. The Bank’s 1-4 family construction lending activities consist mostly of construction financing for construction/permanent loans and, to a lesser extent, speculative loans that are extended to builders. Construction loans are offered up to a loan-to-value (“LTV”) ratio of 80% and require payment of interest only during the construction period. Commercial real estate construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. As of December 31, 2005, Newport Federal’s outstanding balance of construction loans totaled $3.2 million or 1.4% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in Rhode Island and in nearby markets in Connecticut and Massachusetts. Commercial real estate and multi-family loans are generally originated up to a maximum LTV ratio of 75.0% and require a minimum debt-coverage ratio of 1.25 times. Commercial real estate and multi-family loans offered by Newport Federal generally have terms with a balloon provision in the five to ten year range, with amortization terms of up to 25 years. Properties securing the commercial real estate and multi-family loan portfolio include apartments, office buildings, strip malls, restaurants, bed and breakfast lodgings and retail properties. Growth of the commercial real estate loan portfolio is a targeted area of lending growth for the Bank, in which the Bank will continue to emphasize originations of loans in the $500,000 to $1.0 million range secured by local properties. Growth will be supported by the increase in capital provided by stock proceeds, as the Bank’s higher capital position will increase the loans-to-one borrower limit and, thereby, provide for increased flexibility with respect to retaining credits that are currently near the regulatory limit for loans-to-one borrower. As of December 31, 2005, the Bank’s commercial real estate and multi-family loan portfolio totaled $54.5 million or 23.2% of the total loan portfolio.

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The balance of the Bank’s loan portfolio consists of consumer loans, with home equity loans comprising the major portion of the Bank’s consumer loan portfolio. Home equity loans originated by the Bank include fixed-rate amortizing loans as well as variable rate home equity lines of credit (“HELOCs”). Home equity loans are offered up to a LTV ratio of 80.0%, inclusive of other liens on the property. Fixed rate amortizing home equity loans are offered for terms of 5 to 15 years, while HELOCS generally have 10 year terms. HELOCs are tied to the prime rate as reported in The Wall Street Journal. Other types of consumer lending by the Bank have been fairly limited, with the remainder of consumer loan portfolio consisting primarily of loans secured by deposits. The Bank’s consumer loan portfolio also includes modest balances of automobile loans, credit card balances and miscellaneous other types of installment loans. As of December 31 2005, the Bank’s outstanding balance of consumer loans equaled $16.7 million or 7.1% of total loans outstanding. Of the $16.7 million outstanding in consumer loans, home equity loans accounted for $15.4 million of the total.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past five years. The Bank’s lending volume peaked in 2003, which was supported by a peak in originations of residential mortgage loans and increased originations of commercial real estate loans. A large portion of the Bank 1-4 family loan volume during 2003 were loans to refinance existing mortgages, as borrowers took advantage of historically low mortgage rates to refinance into lower rate loans. Loan originations in 2003 totaled $131.3 million, versus $66.6 million in 2001 and $106.4 million in 2002. Loan originations declined to $110.4 million in 2004 and to $99.1 million in 2005. Originations of 1-4 family permanent mortgage loans comprised the largest portion of the Bank’s lending volume during the past five years, accounting for 57.8% of total loans originated over the past five years. Commercial real estate and multi-family loans represented the second large source of the Bank’s loan volume for the 2001 to 2005 period, with such loans accounting for 19.3% of loans originated during the period.

The Bank was also more active in selling loans during 2003, in which $20.6 million of newly originated 1-4 family fixed rate loans were sold for purposes of interest rate risk management. Since 2003, loan sales by the Bank decreased to $7.4 million both in 2004 and

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2005. From time-to-time the Bank has supplemented originations with a minor amount of loan purchases of 1-4 family loans, most of which are secured by residences in Massachusetts. Over the past five years, the highest activity of loans purchases occurred during 2001 with loan purchases totaling $2.9 million. The Bank sustained positive loan growth over the past five years, which served to increase net loans receivable from $162.6 million at year end 2001 to $232.3 million at year end 2005.

Asset Quality

The Bank’s emphasis on credit risk management, as well as generally favorable local real estate market conditions, is evidenced by the low balance of non-performing assets maintained over the past five years. As shown in Exhibit I-12, Newport Federal’s ratio of non-performing assets has shown a steady downward trend, declining from 0.30% of assets at year end 2001 to a zero balance at year end 2005. In general, non-performing assets held by the Bank over the past five years have consisted of modest balances of non-performing 1-4 family loans and real estate owned secured by 1-4 family properties.

To track the Bank’s asset quality and the adequacy of valuation allowances, Newport Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2005, the Bank maintained valuation allowances of $1.9 million, equal to 0.80% of net loans receivable.

Funding Composition and Strategy

Deposits have consistently accounted for the substantial portion of the Bank’s interest-bearing funding composition and at December 31, 2005 deposits equaled 79.3% of Newport Federal’s interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past three years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at December 31, 2005. Transaction and savings account

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deposits constitute the largest portion of the Bank’s deposit base, although recent trends in the Bank’s deposit composition show that the concentration of transaction and savings accounts comprising total deposits has been declining. A slight decline in core deposits and growth of CDs have both been factors that have contributed to the decline in the level of core deposits comprising total deposits. Transaction and savings account deposits equaled $121.3 million or 63.0% of total deposits at December 31, 2005, versus $126.4 million or 74.0% of total deposits at December 31, 2003. The decline in core deposits was the result of disintermediation of savings account deposits, which was partially offset by growth of money market and checking account deposits.

The balance of the Bank’s deposits consists of CDs, with Newport Federal’s current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of December 31, 2005, the CD portfolio totaled $71.2 million or 37.0% of total deposits and 80.6% of the CDs were scheduled to mature in one year or less. As of December 31, 2005, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $21.1 million or 29.6% of total CDs. Newport Federal does not maintain any brokered CDs. Growth of CDs in recent years has been facilitated by a general increase in CD rates, thereby increasing the attractiveness of those deposits relative to lower yielding transaction and savings accounts that generally have not matched the rate increases being offered on CDs. From year end 2003 through year end 2005, the Bank’s balance of CDs increased by $26.7 million.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank’s utilization of borrowings has typically been limited to FHLB advances. Newport Federal maintained $50.1 million of FHLB advances at December 31, 2005, which consisted of a mixture of short-term FHLB advances and longer term fixed rate FHLB advances with laddered terms out to ten years. Exhibit I-15 provides further detail of Newport Federal’s borrowing activities during the past three years. Following the stock offering, the Bank may add borrowings to facilitate leveraging of the balance sheet, in which borrowings would be utilized to fund purchases of mortgage-backed securities at a positive spread to improve earnings and return on equity. To the extent additional borrowings are required to fund growth, FHLB advances would likely be the primary source of borrowings utilized by the Bank.

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Legal Proceedings

Newport Federal is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

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II. MARKET AREA

Introduction

Newport Federal serves southern Rhode Island through its main office in Newport and four branch offices located in the towns of Middletown, Wakefield and Westerly. The two offices maintained in Westerly were the main office and branch office of Westerly Savings. The Newport and Middletown offices are located in Newport County, while the Westerly and Wakefield offices are located in Washington County. The major portion of the Bank activities is conducted within the markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Bank’s office facilities.

The primary market area served by the Bank is largely suburban in nature, with the Newport metropolitan area representing the most populous and largest source of economic activity in southern Rhode Island. The Bank’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Bank has more limited resources and a smaller market presence than many of its competitors. The primary market area economy is fairly diversified, with services, government and wholesale/retail trade and manufacturing constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

Market Area Demographics

Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels. Demographic data for Newport and Washington Counties, as well as comparative data for Rhode Island and the U.S., is provided

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in Table 2.1. Washington County is geographically larger and more populous than Newport County. Since 2000, population and household growth have been relatively strong in Washington County, exceeding the comparable Rhode Island growth measures and approximating the comparable national growth measures. Comparatively, Newport County has had limited population growth since 2000, which also translated into a lower household growth rate in comparison to Washington County. Population and household growth for the primary market area counties are projected to be consistent with recent historical trends over the next five years.

Income levels in the market area reflect that southern Rhode Island is a relatively affluent market area, as implied by household and per capita income measures that exceed the comparable U.S. and Rhode Island measures. Median household income was slightly higher in Washington County ($63,000 versus $60,000 in Newport County), while per capita income was higher in Newport County ($33,000 versus $31,000 in Washington County). Comparatively, Rhode Island’s median household and per capita income measures were $50,000 and $26,000, respectively, which approximated the comparable U.S. measures. Over the next five years, growth rates for household and per capita income in the primary market area counties are projected to be slightly higher than the comparable U.S. and Rhode Island growth rates. Household income distribution measures further imply that southern Rhode Island is a relatively affluent market area, as the counties of Newport and Washington maintain notably higher percentages of households with incomes exceeding $100,000 as compared to the U.S. and Rhode Island.

In summary, the demographic characteristics of the primary market area are considered to be conducive for facilitating loan and deposit growth, particularly in the faster growing Washington County market area.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past year, economic data for the beginning of the first quarter of 2005 was mixed. The manufacturing sector

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[TABLE 2.1 APPEARS HERE]

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continued to expand in January 2005 and retail sales continued to be a healthy contributor to the economy in January. While the January 2005 unemployment rate declined to 5.2%, its lowest rate since 2001, its was mostly attributable to a decline in the number of people looking for jobs as job growth fell below expectations in January. After gaining 0.3% in December, the index of leading economic indicators slipped 0.3% in January. Retail sales were better-than-expected in February and job growth jumped in February, although the national unemployment rate rose in February to 5.4%. February economic data also showed a rise in durable-goods orders and a surge in new home sales, providing further indications that the economy’s steady growth was continuing. However, despite a decline in the March U.S. unemployment rate to 5.2%, job growth was sluggish in March with the 110,000 jobs added in March marking the smallest gain since July 2004. While new home sales were unexpectedly strong in March, the economy showed signs of slowing down at the end of the first quarter as indicated by slowing job growth, a drop in consumer confidence and disappointing retail sales.

A sharp drop in initial jobless claims and a report showing a pick-up in manufacturing activity in the mid-Atlantic region suggested that the economy gained momentum at the start of the second quarter of 2005. Job growth was stronger than expected in April, with the April national unemployment rate holding steady at 5.2%. Record new and existing home sales in April, as well as strong increases in April retail sales and durable goods orders, provided further evidence that the economy had recovered from the slowdown in March. Job growth slowed dramatically in May after surging in April, but the May unemployment rate dipped to 5.1%. Weak auto sales led to a drop in retail sales during May, while manufacturing activity rebounded in May. Sales of new and existing homes remained strong during May, as low interest rates continued to drive the housing market. Orders for durable goods were up strongly in May, as the result of a big jump in demand for commercial aircraft. However, excluding the transportation sector, orders for durable goods declined slightly in May. Economic data at the end of the second quarter showed signs that the expansion was on firm footing, as indicated by a pick-up in manufacturing activity in June, consumer confidence hitting a three year high in June and first quarter GDP growth was revised upward to a 3.8% annual rate compared to the original estimate of 3.5%. June employment data showed modest job growth, but the national unemployment rate dropped to 5.0%. Consumer spending rose sharply in June, which fueled a surge in retail sales and increased sales of durable goods orders.

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Employment data for July 2005 indicated that the U.S. economy was continuing to strengthen, as the July unemployment rate held steady at 5.0% and 207,000 jobs were added in July. Other economic data generally reflected an upbeat picture of economic growth during July and August, although durable-goods orders unexpectedly dropped sharply in July. Sales of new homes remained strong in July and a mid-August reading of the index of leading indicators implied a continuation of moderate growth in the months ahead. Retail sales fell sharply in August due to a decline in demand for cars, while August industrial output was up nominally. The unemployment rate for August dropped to a four year low of 4.9%, as 169,000 jobs were added during the month. August data reflected a decline in new home construction as well as new home sales, although existing home sales increased during August.

The outlook for future economic growth became considerably less favorable following the devastation caused by Hurricane Katrina, with employment and output expected to take a sizable hit from the loss of economic activity in the Gulf region. As expected, initial jobless claims rose sharply in the aftermath of Katrina, while consumer confidence slid to a two year low in September 2005 as energy prices soared and the September unemployment rate increased to 5.1%. However, despite Katrina and higher energy prices, manufacturing activity picked up in September. Comparatively, business activity in the service sector dropped sharply in September. Housing starts unexpectedly surged in September, while the index of leading indicators fell in September which was largely attributed to the hurricanes in the Gulf region. Overall, the economy expanded at a 4.1% annual rate in the third quarter, the fastest pace since early 2004 with brisk spending by consumers, businesses and the government helping to sustain the stronger growth.

The economy generally showed positive growth trends at the beginning of the fourth quarter of 2005, although the housing market showed signs of cooling off as mortgage rates moved higher. Retail sales, excluding autos and orders for durable goods, posted strong gains in October. Other measures showing that the economy was on solid footing included a decline in the October unemployment rate to 5.0% and a 0.9% rise in the October index of leading indicators. Falling gas prices helped to lift consumer confidence in October and November.

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Comparatively, higher mortgage rates served to slow home construction and existing home sales in October, but new home sales unexpectedly surged in October. November unemployment data showed job growth in line with expectations and no change in the national unemployment rate of 5.0%. Other economic data for November was also generally positive, as November retail sales were up solidly from a year ago, consumer spending picked up modestly in November, new home construction rose more than expected in November and factory orders posted the biggest gain in three months in November supported by a surge in demand for commercial aircraft.

Year end economic data generally showed a slower pace of economic growth, with the U.S. economy increasing at just a 1.1% annual rate in the fourth quarter of 2005. The fourth quarter growth rate was the slowest pace in three years, as higher energy costs and rising borrowings costs hurt consumer spending. While sales of new homes climbed to an all time high in 2005, rising mortgage rates and higher home prices translated into a sharp decline in housing construction during December. Other data showed the economy on solid footing at year end, as industrial production rose for a third straight month and consumer spending was up in December but the personal-savings rate plunged to negative levels. Job growth slowed in December, following a big increase in jobs added in November, although the December unemployment rate dipped to 4.9%.

Economic data at the beginning of 2006 generally reflected a healthy economy, with retail sales surging in January and the U.S. unemployment rate dropping to 4.7%, the lowest rate in more than four years. The service sector also continued to expand in January, although at a slower pace compared to December. While rising home inventories in a number of large cities signaled a cooling market for housing, housing starts surged 14.5% in January with the help of unusually mild weather. Notwithstanding the increase in housing starts, both new and existing homes declined in January and unsold homes reached a ten year high. Other data reflected a more positive picture of the economy, which included an upward revision in fourth quarter GDP to 1.6% and healthy growth in the manufacturing and service sectors during February.

In terms of interest rate trends over the past year, Treasury yields increased sharply at the beginning of 2005 on signs that economic growth was picking up momentum and indications from the Federal Reserve that it was likely to keep raising rates because of wariness about

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inflation. Despite generally favorable economic data, Treasury yields eased lower during mid- and late-January as investors dumped stocks in favor of bonds. The Federal Reserve raised its target interest rate by another quarter-point in early-February and signaled no change in its plan for more increases. The as expected rate increase and January employment data showing lower than expected job growth sparked a rally in long-term Treasury bonds, with the yield on the 10-year Treasury falling below 4.0% in early-February. Bond yields moved higher in mid- and late-February on inflation concerns and indications of higher interest rates from the Federal Reserve. The generally strong economic data for February and signals from the Federal Reserve that it was becoming more concerned about inflation sustained the upward trend in interest rates through most of March. As expected, the Federal Reserve concluded its March meeting by raising its target rate to 2.75% from 2.5%. Treasury yields eased lower at the end of March and into early-April, as a key inflation gauge held steady in February and March job growth fell well short of expectations.

The downward trend in long-term Treasury yields generally prevailed through most of April 2005 on signs that the U.S. economy lost steam towards the end of the first quarter. A drop in consumer confidence in April and a weak first quarter GDP report fueled a decline in the 10-year Treasury yield below 4.20% at the end of April and, thus, further narrowed the gap between short- and long-term yields. The Federal Reserve raised the federal funds rate a quarter-point to 3.0% in early-May and indicated a plan of continued rate increases at a measured pace. The increase in short-term interest rates provided for further flattening of the yield curve, particularly as long-term interest rates declined in mid-May. The downward trend in long-term Treasury yields continued through early-June, reflecting increased expectations that the Federal Reserve would stop raising interest rates sooner than expected on news of weaker than expected job growth in the May employment report. The yield on the 10-year Treasury note declined to a 14-month low of 3.89% at the beginning of June. Interest rates edged higher in mid-June, as the Federal Reserve indicated that the rate increases would continue. Higher oil prices, a decline in producer prices in May, as well as indications of slower economic growth suggested by a decline in the index of leading indicators for May, served to ease inflation concerns and pushed the yield on the 10-year Treasury note back below 4.0% in late-June. As expected, the Federal Reserve raised its target for the federal funds rate by a quarter point to 3.25 % at its late-June meeting and indicated that it would continue with a policy of gradual rate hikes.

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Economic data showing that the economy was gaining momentum pushed Treasury yields higher at the start of the third quarter of 2005. The decline in Treasury prices became more pronounced in late-July on news that China revalued its currency. Treasury yields continued to climb in early-August, following a strong employment report for July that suggested the economy was continuing to strengthen. As expected, the Federal Reserve concluded its August meeting by increasing its target rate by another quarter-point to 3.5% and indicated plans to continue to raise rates at a measured pace. The yield curve became flatter during the second half of August and early-September, as long-term Treasury yields eased lower on expectations that rising oil prices would slow consumer spending. An upbeat assessment of the economy by the Federal Reserve and growing expectations that the Federal Reserve would continue to raise rates at its mid-September meeting reversed the downward trend in long-term Treasury yields in mid-September. The Federal Reserve concluded the September meeting by raising its target interest rate another quarter point to 3.75%, concluding that Katrina’s impact on inflation was more worrisome than its effect on growth. The rate increase by the Federal Reserve combined with signs of inflation becoming more prominent pushed Treasury yields higher at the end of the third quarter.

Treasury yields generally trended higher at the beginning of the fourth quarter of 2005, as inflation worries become more prominent. The yield on the 10-year Treasury note moved above 4.5% in late-October, reflecting expectations of a continuation of rate increases by the Federal Reserve amid signs inflation could rise. Inflation fears, better than expected economic data and another rate hike by the Federal Reserve at the beginning of November pushed Treasury yields higher in early-November, as the yield on the 10-year Treasury note hit a 16-month high. At the November meeting, the Federal Reserve indicated that it would continue to raise rates until the economy showed signs of slowing down. The yield on the 10-year Treasury note ebbed below 4.5% in mid- and late-November, as inflation concerns eased following reports that showed core producer prices fell in October and October core consumer prices rose only slightly. Renewed inflation fears prompted by an upward revision in the third quarter growth rate for the U.S. economy pushed Treasury yields higher at the end of November and into early-December. Interest rates stabilized heading into mid-December, as a healthy increase in third quarter

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productivity helped to soothe inflation fears. Long-term Treasury yields declined slightly in mid-December following the Federal Reserve’s quarter point rate hike to a four and one-half year high of 4.25%, as the Federal Reserve signaled that the current cycle of rate increases may be nearing an end. The yield on the 10-year Treasury eased lower in late-December, which combined with higher short-term rates, provided for a slightly inverted yield curve at year end.

Treasury yields stabilized through most of January 2006, as the Federal Reserve indicated that it was becoming less worried about inflation and may be nearing an end to their campaign to raise rates. Uncertainty over future Federal Reserve policy with the incoming of a new Federal Reserve Chairman pushed long-term Treasury yields higher in late-January. The Federal Reserve concluded its end of January meeting by raising the target interest rate another quarter point to 4.5%, which was the 14th consecutive rate hike implemented by the Federal Reserve over the past 19 months. An expanding economy with inflation under control provided for a relatively stable interest rate environment through most of February. Consumer prices jumped 0.7% in January due to higher energy costs, but core prices rose only 0.2% which served to soothe inflation fears. Interest rates edged higher in early-March, reflecting growing expectations that foreign central banks would keep raising interest rates based on forecasts of an improving global economy. As of March 3, 2006, the constant maturity yields for U.S. government bonds with terms of one and ten years equaled 4.75% and 4.68%, respectively, versus comparable year ago yields of 3.19% and 4.39%. Exhibit II-2 provides historical interest rate trends from 1995 through March 3, 2006.

Local Economy

The Bank’s primary market area has a fairly diversified local economy. Similar to statewide data, services, government and trade play a major role in the local market area economy. Manufacturing and finance/insurance/real estate jobs also constitute major employment sectors regionally.

Comparative employment data shown in Table 2.2 shows that the more populous and faster growing county of Washington had higher employment concentrations in the manufacturing and wholesale/retail sectors, while the Newport County market maintained higher

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concentrations of service and government jobs. The higher concentration of manufacturing employment in Washington County is viewed as supporting growth opportunities in that market, given that manufacturing jobs tend to be relatively high paying jobs. Comparatively, the higher concentration of service jobs in Newport County is considered to be less conducive for supporting growth opportunities, as a significant portion of service jobs tend to be relatively low paying jobs. Table 2.2 provides an overview of employment by sector, for both of the primary market area counties and the state of Rhode Island.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Rhode Island	Newport		Washington	Primary Market Average
Services	44.7%	45.7%		38.4%	42.1%
Wholesale/Retail Trade	13.6	11.7		15.2	13.4
Government	13.0	20.5		17.8	19.2
Manufacturing	10.2	6.2	(2)	10.6	8.4
Fin., Ins., Real Estate	8.2	6.0		6.0	6.0
Construction	5.1	5.5		5.4	5.5
Transport. & Warehousing	2.1	1.2		1.7	1.4
Information	2.0	1.4	(2)	1.2	1.3
Other	1.1	1.8		3.7	2.7

	100.0%	100.0%		100.0%	100.0%

(1)	As of 2003.
(2)	Estimate, based on 2002 employment data.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Rhode Island, are shown in Table 2.3. Current unemployment rates for the primary market area counties were both lower than the Rhode Island December 2005 unemployment rate of 5.1%. The December 2005 national unemployment rate was 4.6%. In contrast to the U.S., the December 2005 unemployment rates for Rhode Island and the counties of Newport and Washington were higher compared to a year ago.

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Table 2.3

Unemployment Trends(1)

Region	December 2004 Unemployment	December 2005 Unemployment
United States	5.1%	4.6%
Rhode Island	5.0	5.1
Newport County	3.9	4.7
Washington County	3.5	4.0

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

MARKET AREA DEPOSIT CHARACTERISTICS

The Bank’s retail deposit base is closely tied to the economic fortunes of southern Rhode Island and, in particular, the markets that are nearby to one of Newport Federal’s five branches. Table 2.4 displays deposit market trends from June 30, 2002 through June 30, 2005 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of Rhode Island. The data indicates that Washington County’s more favorable demographic trends translated into a stronger deposit growth rate, with total thrift and bank deposits increasing by 9.8% and 6.8% in Washington County and Newport County, respectively, for the three year period covered in Table 2.4. Consistent with the state of Rhode Island, commercial banks maintained a larger market share of deposits than savings institutions in Washington County. Comparatively, savings institutions maintained a larger market share of deposits in Newport County. For the three year period covered in Table 2.4, savings institutions experienced a decline in deposit market share in both of the primary market area counties.

Newport Federal maintains its largest balance and largest market share of deposits in Newport County. The Bank’s $109.1 million of deposits at the Newport County branches represented a 9.2% market share of thrift and bank deposits at June 30, 2005. Comparatively, the Bank’s $86.6 million of deposits at the Washington County branches represented a 3.6% market share of thrift and bank deposits at June 30, 2005. During the three year period, Newport Federal’s deposit market share increased from 8.9% to 9.2% in Newport County based on an annual deposit growth rate of 7.9%. Comparatively, the Bank’s 5.6% annual deposit growth rate

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[TABLE 2.4 APPEARS HERE]

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in Washington County resulted in a decline in deposit market share from 4.1% at June 30, 2002 to 3.6% at June 30, 2005.

Competition

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions and credit unions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Newport Federal. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Bank’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically. The Bank’s deposit market share and market rank are also provided in Table 2.5.

Table 2.5

Newport Federal Savings Bank

Market Area Deposit Competitors

Location	Name
Newport County	Bank of Newport (49.3%)
Citizens Bank of RI (23.3%)
Bank of America (9.7%)
Newport Federal (9.2%) - Rank of 4

Washington County	Washington Trust Company (52.6%)
Citizens Bank of RI (27.4%)
Bank of America (8.8%)
Newport Federal (3.6%) - Rank of 5

Source: FDIC.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of Newport Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Newport Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Newport Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 171 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

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be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Newport Federal will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Newport Federal. In the selection process, we applied two “screens” to the universe of all public companies:

•	Screen #1. New England institutions with assets between $100 million and $1 billion, equity-to-assets ratios of greater than 6.5% and positive core earnings. Nine companies met the criteria for Screen #1 and six were included in the Peer Group: Central Bancorp of Massachusetts, Hingham Institution for Savings of Massachusetts, LSB Corp. of Massachusetts, MassBank Corp. of Massachusetts, Mayflower Co-Op Bank of Massachusetts and NH Thrift Bancshares of New Hampshire. The three companies excluded from the Peer Group were Benjamin Franklin Bancorp of Massachusetts, Legacy Bancorp of Massachusetts and New England Bancshares of Connecticut. All three companies were excluded due to the recency of their conversions, which were all completed less than one year ago. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•	Screen #2. New York, New Jersey and eastern Pennsylvania institutions with assets between $100 million and $1 billion, equity-to-assets of greater than 6.5%, positive core earnings and a return on equity ratio of less than 12.5%. Seven companies met the criteria for Screen #2 and four were included in the Peer Group: Elmira Savings Bank of New York, Rome Bancorp of New York, Synergy Financial Group of New Jersey and TF Financial Corp. of Pennsylvania. Carver Bancorp of New York was excluded from the Peer Group due to its unique customer base. American Bancorp of New Jersey was excluded due to the recency of its second step conversion and Atlantic Liberty Financial of New York was excluded as the result of being the subject of an announced acquisition. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Newport Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Newport Federal’s financial

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[TABLE 3.1 APPEARS HERE]

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condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•	Central Bancorp of Massachusetts. Selected due to relatively high loans-to-assets ratio, comparable interest-bearing funding composition, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Elmira Savings Bank, FSB of New York. Selected due to comparable asset size, comparable size of branch network, similar interest-bearing funding composition, similar earnings contribution from non-interest operating income, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Hingham Institution for Savings of Massachusetts. Selected due to relatively high loans-to-assets ratio, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	LSB Corp. of Massachusetts. Selected due to relatively high equity-to-assets ratio, similar earnings contribution from non-interest operating income, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	MassBank Corp. of Massachusetts. Selected due to relatively high equity-to-assets ratio and favorable credit quality measures.

•	Mayflower Co-op Bank of Massachusetts. Selected due to comparable asset size, comparable size of branch network, comparable net interest margin, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	New Hampshire Thrift Bancshares of New Hampshire. Selected due to relatively high loans-to-assets ratio, comparable interest-bearing funding composition, comparable net interest margin, similar earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Rome Bancorp, Inc, of New York. Selected due to comparable asset size, comparable size of branch network, relatively high loans-to-assets ratio, high equity-to-assets ratio, relatively strong net interest margin, similar earnings contribution from non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

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•	Synergy Financial Group of New Jersey. Selected due to relatively high loans-to-assets ratio, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	TF Financial Corp. of Pennsylvania. Selected due to relatively high loans-to-assets ratio, comparable interest-bearing funding composition, comparable net interest margin, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

In aggregate, the Peer Group companies maintain a comparable lower level of capital as the industry average (10.95% of assets versus 11.09% for all public companies), generate slightly higher earnings as a percent of average assets (0.82% ROAA versus 0.72% for all public companies), and generate a slightly higher ROE (8.74% ROE versus 7.60% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,735		$574
Market capitalization ($Mil)	$397		$83
Equity/assets (%)	11.09%		10.95%
Return on average assets (%)	0.72		0.82
Return on average equity (%)	7.60		8.74

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.68	x	18.88	x
Price/book (%)	152.97%		140.81%
Price/assets (%)	16.88		15.00

(1)	Based on market prices as of March 3, 2006.

Ideally, the Peer Group companies would be comparable to Newport Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Newport Federal, as will be highlighted in the following comparative analysis.

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Financial Condition

Table 3.2 shows comparative balance sheet measures for Newport Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of December 31, 2005, unless indicated otherwise for the Peer Group companies. Newport Federal’s equity-to-assets ratio of 6.9% was below the Peer Group’s average net worth ratio of 10.9%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds and will likely exceed the Peer Group’s ratio following the stock offering. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 6.9% and 10.6%, respectively. The increase in Newport Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Newport Federal’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will likely be above the Peer Group’s ratios.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Newport Federal and the Peer Group. The Bank’s loans-to-assets ratio of 88.6% was higher than the comparable Peer Group ratio of 64.3%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 32.0% exceeded the comparable ratio for the Bank of 7.5%. Overall, Newport Federal’s interest-earning assets amounted to 96.1% of assets, which approximated the comparable Peer Group ratio of 96.3%.

Newport Federal’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 73.4% of assets, which was slightly above the comparable Peer Group ratio of 69.7%. Comparatively, borrowings were utilized to a similar degree by the Bank and the Peer Group, as indicated by borrowings-to-assets ratios of 19.1% and 18.4% for Newport Federal and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a

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[TABLE 3.2 APPEARS HERE]

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percent of assets, equaled 92.5% and 88.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will likely be less than the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on IEA/IBL ratios of 109.3% and 103.9%, respectively. The additional capital realized from stock proceeds should serve to provide Newport Federal with an IEA/IBL ratio that approximates or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Newport Federal’s and the Peer Group’s growth rates are based on growth for the twelve months ended December 31, 2005 or the most recent period available. Newport Federal’s assets increased at a 2.5% annual rate, which was well below the Peer Group’s asset growth rate of 6.2%. Asset growth for the Bank was realized through loan growth, which was in part funded by redeployment of cash and investments. Asset growth for the Peer Group was also primarily realized through loan growth and was supplemented with modest growth of cash and investments.

Deposits funded most of the Bank’s asset growth, as borrowings increased nominally during 2005. Asset growth for the Peer Group was also primarily funded by deposit growth and was supplemented with an increase in borrowings. The Peer Group’s deposit and borrowings growth rates were both above the comparable growth rates posted by the Bank. Capital growth rates posted by the Bank and the Peer Group equaled 3.5% and 1.5%, respectively. The slightly higher capital growth rate posted by the Bank resulted from the Peer Group’s higher return on assets being more than offset by the Bank’s lower capital position as well as retention of all of its earnings. Comparatively, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress the Bank’s capital growth rate following the stock offering.

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Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended December 31, 2005, unless otherwise indicated for the Peer Group companies. Newport Federal and the Peer Group reported net income to average assets ratios of 0.26% and 0.82%, respectively. Lower operating expenses and a lower effective tax rate largely accounted for the Peer Group’s higher return. The Bank’s earnings reflected comparative earnings advantages with respect to maintaining higher levels of net interest income, non-interest operating income and net gains.

The Bank’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group’s slightly lower interest expense ratio. The Bank’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.69% versus 5.19% for the Peer Group), which was supported by the Bank’s interest-earning asset composition that reflected a higher concentration of loans in comparison to the Peer Group’s interest-earning asset composition. The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (2.09% versus 2.51% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets. Overall, Newport Federal and the Peer Group reported net interest income to average assets ratios of 3.42% and 3.15%, respectively.

In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.46% and 2.33%, respectively. Consistent with the Bank’s higher operating expense ratio and more diversified operations, Newport Federal maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.2 million for the Bank, versus a comparable measure of $4.7 million for the Peer Group. Newport Federal’s higher operating expense ratio could in part be attributed to an interest-earning asset composition that reflected a higher concentration of loans relative to the Peer Group’s ratio, which cost more to generate and service than investments. Likewise, the Bank’s funding composition that consisted of a relatively high level of transaction and savings accounts are more costly to service than time

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[TABLE 3.3 APPEARS HERE]

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deposits and borrowings. Expenses related to the merger of Westerly Savings were another factor that contributed to the Bank’s higher operating expense ratio, with such expenses totaling $436,000 or 0.17% of average assets. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Newport Federal’s capacity to leverage operating expenses will be comparable to or greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were stronger than the Bank’s. Expense coverage ratios posted by Newport Federal and the Peer Group equaled 0.99x and 1.35x, respectively. Excluding the one time merger expenses, the Bank’s expense coverage ratio improved to 104.0%. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

As noted above, sources of non-interest operating income provided a slightly larger contribution to the Bank’s earnings. Non-interest operating income equaled 0.64% and 0.45% of Newport Federal’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Newport Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 85.2% was less favorable than the Peer Group’s efficiency ratio of 64.4%. Excluding the one time merger expenses, the Bank’s efficiency ratio improved to 81.0%. The Peer Group’s more favorable efficiency ratio was realized through maintenance of a lower operating expense ratio, which more than offset the Bank’s higher levels of net interest income and non-interest operating income.

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Loan loss provisions had a slightly larger impact on Newport Federal’s, with loan loss provisions established by the Bank and the Peer Group equaling 0.04% and 0.05% of average assets, respectively. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains realized from the sale of assets were a slightly larger contributor to the Bank’s earnings, as the Bank reported net gains equal to 0.04% of average assets versus a net loss equal to 0.01% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which accounted for all of the Bank’s gains, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a significantly larger impact on the Bank’s earnings, as Newport Federal and the Peer Group posted effective tax rates of 53.16% and 37.06%, respectively. The Bank’s higher effective tax reflects the inclusion of $436,000 of merger expenses, which are not tax effected. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (62.1% versus 48.0% for the Peer

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[TABLE 3.4 APPEARS HERE]

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Group). The Bank’s higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, which was partially offset by the Peer Group’s higher concentration of mortgage-backed securities. Loans serviced for others equaled 8.3% and 8.6% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a similar influence of mortgage banking activities on their respective operations. Servicing intangible assets were not a significant balance sheet item for either the Bank or the Peer Group.

Diversification into higher risk types of lending was slightly greater for the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (20.8% of assets), followed by consumer loans (6.4% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (18.6% of assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between the other loan types. Lending diversification was more significant for the Bank with respect to consumer loans and commercial real estate loans, while commercial business loans and construction and land loans represented more significant areas of lending diversification for the Peer Group. Overall, the Bank’s higher ratio of loans-to-assets and similar degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 67.4%, versus a comparable Peer Group ratio of 60.2%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Newport Federal’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, Newport Federal’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Bank and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should provide the Bank with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group,

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[TABLE 3.5 APPEARS HERE]

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particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Newport Federal and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Newport Federal and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Newport Federal’s assets.

Credit Risk

Overall, the credit risk associated with the Bank’s balance sheet was considered to be less than the Peer Group’s, as implied by Newport Federal’s more favorable credit quality measures for non-performing assets. As of December 31, 2005, the Bank did not hold any non-performing assets. Comparatively, as shown in Table 3.6, the Peer Group’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.13% of assets. Non-performing loans for the Peer Group equaled 0.16% of loans. The Peer Group’s loss reserves as a percent of non-performing loans equaled 306.5%. Loss reserved maintained as percent of loans were slightly higher for the Peer Group (0.91% versus 0.80% for the Bank). The Bank’s credit risk exposure was also considered to be more favorable with respect to not recording any net loan charge-offs for the twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.09% of net loans receivable.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Newport Federal. Such general characteristics as

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[TABLE 3.6 APPEARS HERE]

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asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

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Newport Federal’s operations and financial condition; (2) monitor Newport Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Newport Federal’s value, or Newport Federal’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Newport Federal coming to market at this time.

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1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Newport Federal’s and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a higher concentration of loans, while diversification into higher risk and higher yielding types of loans was slightly greater for the Peer Group. Overall, the Bank’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. Newport Federal’s funding composition reflected a slightly higher level of deposits and a similar level of borrowings in comparison to the Peer Group’s ratios. Overall, the Peer Group maintained a lower cost of funds than the Bank. As a percent of assets, the Bank maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which provided for a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will likely be slightly above the Peer Group’s ratio. On balance, RP Financial concluded that the Bank’s asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•	Credit Quality. Given that the Bank maintained a zero balance of non-performing assets at December 31, 2005, the Peer Group’s credit quality measures for non-performing assets and non-performing loans were not as favorable as the Bank’s measures. Loss reserves as a percent of loans were slightly higher for the Peer Group. Net loan charge-offs were higher for the Peer Group, while the Bank maintained a higher risk weighted assets-to-assets ratio than the Peer Group. Overall, in comparison to the Peer Group, the Bank maintains a lower degree of credit risk exposure, which was considered as a slightly positive factor our adjustment for financial condition.

•	Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (32.0% of assets versus 7.5% for the Bank). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be fairly comparable to the Peer Group’s, as both the Bank and the Peer Group were considered to have ample borrowing capacities based on their current ratios of borrowings-to-assets. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

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•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a similar concentration of borrowings relative to the comparable Peer Group ratios, with the Peer Group maintaining a lower cost of funds than the Bank. In total, the Bank maintained a higher level of interest-bearing liabilities than the Peer Group, which was attributable to Newport Federal’s lower capital position. Following the stock offering, the increase in the Bank’s capital position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio that is less than the Peer Group’s ratio. Overall, RP Financial concluded that the Bank’s lower pro forma ratio of interest-bearing liabilities funding assets was somewhat offset by the Peer Group’s lower cost of funds and, therefore, concluded that this was a neutral factor in our adjustment for financial condition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank. However, following the stock offering, Newport Federal’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Newport Federal’s pro forma balance sheet strength was considered to be more favorable than the Peer Group’s in the areas of overall asset/liability composition and credit quality. Accordingly, a slight upward adjustment was applied for the Bank’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.26% of average assets versus 0.82% for the Peer Group). The Bank’s lower return was the result of higher operating expenses and a higher effective tax rate, both of which were in part attributable to one time merger expenses that were non-taxable expenses. A higher net interest margin, a higher level of non-interest operating income and higher net gains represented earnings advantages for Newport Federal, while loan loss provisions were a comparable factor in the Bank’s and the Peer Group’s respective earnings. Reinvestment of stock proceeds into interest-earning assets will serve to increase

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the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, even after factoring out the one time merger expenses, the Bank’s reported earnings were considered to be less favorable than the Peer Group’s and, thus, the Bank’s reported earnings were considered as a slightly negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Bank’s higher net interest margin and higher level of operating expenses (excluding the one time merger expenses) translated into a lower expense coverage ratio (1.04x versus 1.35x for the Peer Group). Similarly, the Bank’s efficiency ratio of 81.0% (excluding the one time merger expenses) was less favorable than the Peer Group’s efficiency ratio of 64.4%, as the Bank’s higher net interest margin and higher level of non-interest operating income were more than offset the Peer Group’s lower operating expense ratio. Loss provisions had a similar impact on the Bank’s and the Peer Group’s earnings, while the Bank’s effective tax rate was higher than the Peer Group’s effective rate even after factoring out the one timer merger expenses that were not taxed-effected. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Bank’s core earnings were less favorable than the Peer Group’s. Accordingly, the Bank’s core earnings were considered a slightly negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Bank’s and the Peer Group’s net interest margins were comparable. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are above the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a comparable factor in the Bank’s and the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was slightly greater for the Peer Group. The Bank’s and the Peer Group’s credit quality measures

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indicated that the Bank maintained a lower level of non-performing assets and a lower level of loss reserves as a percent loans. On balance, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical growth was not as strong as the Peer Group’s, although the Peer Group’s stronger growth rate was largely attributable to the Bank recording a large decline in cash and investments as those funds were utilized to fund loan growth. Second, the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity. Lastly, the Bank’s higher level of non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve. On balance, this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. The Bank’s current return on equity is lower than the Peer Group’s return on equity ratio. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, combined with the Bank’s lower return on assets, the Bank’s pro forma return on equity on a core earnings basis will be significantly below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

Overall, the downward adjustments applied for the Bank’s reported earnings, core earnings and return on equity were considered to be partially negated by the upward adjustments applied for the Bank’s credit risk, interest rate risk and earnings growth potential. Accordingly, we concluded that a slight downward adjustment was warranted for this factor.

3. Asset Growth

Newport Federal’s asset growth was not as strong as the Peer Group’s asset growth rate for the period covered in our comparative analysis (2.5% growth versus 6.2% growth for the Peer Group). Asset growth for both the Bank and the Peer Group were driven by loan growth, with the Peer Group posting a higher loan growth rate compared to the Bank. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be above the Peer Group’s tangible equity-to-assets ratio, implying slightly leverage capacity for the Bank. Accordingly, on balance, we believe that no valuation adjustment was warranted for this factor.

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4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Newport Federal’s primary market area for deposits and loans is considered to be where the Bank maintains a branch presence in the counties of Newport and Washington. Washington County is a larger and faster growing market than Newport County. The markets served by the Bank are relatively affluent, thereby fostering significant competition among financial services companies that includes other locally-based thrifts and banks, as well as regional and super regional banks.

The majority of the Peer Group companies serve more populous and faster growing counties compared to the Bank’s primary market area, which includes some densely populated urban markets. Comparative per capita income measures imply that southern Rhode Island is a slightly more affluent market area compared to the markets served by the Peer Group companies. Newport Federal’s deposit market share in Newport County was greater than the majority of the Peer Group companies, indicating a competitive position advantage for the Bank. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2005 unemployment rates for the majority of the markets served by the Peer Group companies were generally comparable to the unemployment rate reflected for Newport County. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Newport Federal Savings Bank and the Peer Group Companies(1)

	County	December 2005 Unemployment
Newport Federal - RI	Newport	4.7%

The Peer Group

Central Bancorp – MA	Middlesex	3.6%
Elmira Savings Bank – NY	Chemung	5.1

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Table 4.1 (continued)

Market Area Unemployment Rates

Newport Federal Savings Bank and the Peer Group Companies(1)

	County	December 2005 Unemployment
Hingham Inst. for Savings — MA	Plymouth	4.5
LSB Corp. - MA	Essex	4.9
MassBank Corp. - MA	Middlesex	3.6
Mayflower Co-Op Bank - MA	Plymouth	4.5
NH Thrift Bancshares – NH	Sullivan	2.8
Rome Bancorp – NY	Oneida	4.6
Synergy Financial Group- NJ	Union	4.7
TF Financial Corp. - PA	Bucks	3.6

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.47% to 3.28%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.68% as of March 3, 2006. As of March 3, 2006, approximately 88% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.21%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

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6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ National Market system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $27.1 million to $156.6 million as of March 3, 2006, with average and median market values of $83.2 million and $80.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.2 million to 11.5 million, with average and median shares outstanding of 4.4 million and 3.6 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that will be in the lower end of the range of market values reflected for the Peer Group companies, while shares outstanding for the Bank will be comparable to the range of shares outstanding indicated for Peer Group average and median. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ National Market System following the stock offering. Overall, we anticipate that the Bank’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Newport Federal: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Rhode Island. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

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A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Despite surging oil prices, the Dow Jones Industrial Average (“DJIA”) moved back into positive territory for the year in early-March 2005. Strong job growth reflected in the February employment data and better than expected retail sales for February were factors that contributed to the positive move in stocks during the first week of March. Higher oil prices and interest rates pressured stocks lower in mid-March, as rising commodity prices rekindled inflation fears. The downturn in stocks continued into the second half of March, as stocks were weighed down by news of a record U.S. trade deficit in 2004, General Motors’ warning that earnings would be significantly below an earlier forecast and record high oil prices. Increased expectations of higher interest rates further depressed stocks in late-March, as the Federal Reserve surprised investors by signaling for the first time in more than four years that it was concerned with inflation. As expected, the Federal Reserve concluded its March meeting by raising its target for the federal funds rate to 2.75% from 2.5%. After the DJIA dropped to a two-month low, a decline in oil prices helped lift the DJIA to its biggest one-day gain for the year at the end of March 2005. However, the first quarter of 2005 still showed a decline in the DJIA for the third year in a row.

Weaker-than-expected job growth reflected in the March 2005 employment data pushed stocks lower at the start of the second quarter. Following a brief rally in early-April, the broader stock market moved to a five-month low in mid-April. The sell-off was based on concerns of a slowing U.S. economy, higher inflation and rising oil prices. Comparatively, economic data which showed a decline in initial jobless claims, a pick-up in Mid-Atlantic

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manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports fueled a sharp rise in the stock market heading into late-April. A stronger-than-expected employment report for April, optimism about interest rates and a big planned purchase of General Motors shares helped to lift stocks in early-May. Gains in the broader stock market generally continued through the balance of May, as oil prices dropped and the economy showed signs of sustaining growth with low inflation following an upward revision in GDP growth for the first quarter while an accompanying inflation measure remained unrevised. The positive trend in the broader stock market was sustained through the first half of June, fueled by economic data which showed steady growth and mild inflation. After moving to a three-month high in mid-June, stocks declined at the end of the second quarter on continued worries over oil prices, slowing economic growth and the Federal Reserve’s plans for raising interest rates further.

The broader stock market rebounded at the start of the third quarter of 2005, as investors reacted favorably to falling oil prices and job growth reflected in the June employment data. Favorable inflation data for June and some positive third quarter earnings reports sustained the rally into the latter part of July. Stocks posted further gains in early-August on optimism about the economy, corporate profits and interest rates. Concerns that rising oil prices would reduce consumer spending and hurt corporate earnings produced a downward trend in the stock market during the second half of August, with the DJIA posting a 1.5% loss for the month of August. The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices fell following the Energy Department’s decision to release some of the Strategic Petroleum Reserve. Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September. The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the DJIA posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation

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and was likely to keep raising rates. The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. As an indication of the general trends in the nation’s stock markets over the past year, as of March 3, 2006, the DJIA closed at 11021.59 an increase of 0.7% from one year ago and an increase of 2.8% year-to-date, and the NASDAQ closed at 2302.60 an increase

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of 11.2% from one year ago and an increase of 4.4% year-to-date. The Standard & Poors 500 Index closed at 1287.23 on March 3, 2006, an increase of 5.3% from one year ago and an increase of 3.1% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated and declined in conjunction with the broader market. Thrift stocks followed the broader market higher in early-March 2005, as long-term interest rates declined slightly. Likewise, thrift stocks declined in conjunction with broader market during mid-March on the spike-up in long-term interest rates and signals from the Federal Reserve that it was becoming more concerned about inflation. Thrift stocks participated in the broader market rally at the close of the first quarter, with the SNL Thrift Index posting a one-day gain of 1.3% compared to 1.1% gain for the DJIA.

Thrift issues started the second quarter of 2005 trading in a narrow range and then followed the broader market lower in mid-April, reflecting concerns that first quarter earnings in the thrift sector would show the negative effects of net interest margin compression resulting from the flattening of the yield curve. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April. Thrift stocks continued to show strength at the beginning of May, as long-term Treasury yields headed higher on news that the U.S. Treasury Department was considering bringing back the 30-year Treasury bond. Surprisingly strong job growth cooled off the thrift rally at the end of the first week of May. Thrift stocks rebounded in mid-May on strength in the broader market and a smaller than expected increase in the April consumer price index, which served to ease inflation concerns. Tame inflation data in the revised first quarter GDP report provided a boost to thrift stocks in late-May.

A weak employment report for May 2005 and concerns of an inverted yield curve provided for a mild pull back in thrift issues in early-June. Thrift stocks strengthened in mid-June, supported by a decline in the May consumer price index which served to calm inflation fears. Stocks in general also moved higher in mid-June on news that consumer confidence was up in June, reflecting the impact of a decline in the national unemployment rate and lower gasoline prices. Thrift stocks traded in a narrow range at the end of the second quarter, outperforming the broader market as acquisition activity in the financial services sector largely offset factors that were negatively impacting stocks in general such as higher oil prices.

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Strength in the broader stock market and some positive second quarter earnings reports in the thrift sector supported a positive trend in thrift stocks at the beginning of the third quarter of 2005. Thrift stocks settled into a narrow trading range in late-July and early-August, as higher short-term interest rates provided for further flattening of the Treasury yield curve. Weakness in the broader market combined with a flatter yield curved pressured thrift stocks lower in mid- and late-August. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November. Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November. Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

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Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin pressure. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. On March 3, 2006, the SNL Index for all publicly-traded thrifts closed at 1,636.2, an increase of 2.9% from one year ago and an increase of 1.2% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market

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for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

After experiencing a softer market in the first quarter of 2005, particularly with respect to mutual holding company offerings where a number of new issues traded below their IPO prices, speculative interest in converting thrifts lessened and the new issue market for converting issues showed signs of stabilizing during the second half of 2005 and into the beginning of 2006. As shown in Table 4.2, one second-step conversion and two mutual holding company offerings were completed during the past three months. The most recent standard conversion offering completed, which is considered to be more relevant for purposes of our analysis, was by Legacy Bancorp of Pittsfield, Massachusetts. Legacy Bancorp completed its conversion in late-October of 2005, raising gross proceeds of $95.5 million which was equal to the maximum of the offering range. Legacy Bancorp’s pro forma P/TB ratio at closing equaled 72.6%.

Shown in Table 4.3 are the current pricing ratios for NEBS Bancshares, which is the only company that completed a fully-converted offering during the past three months. NEBS Bancshares’ offering was a second-step conversion, which tend to be priced higher on a P/TB basis than a standard conversion. The current P/TB ratio of NEBS Bancshares equaled 107.1%. NEBS Bancshares’ closing stock price on March 3, 2006 was 8.0% above its IPO price.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Newport Federal’s stock price of recently completed and pending acquisitions of other financial institutions operating in Rhode Island. As shown in Exhibit IV-4, between 2001 through year-to-date 2006, Newport Federal’s merger with Westerly was the only merger of a Rhode Island based savings institution. There was also one acquisition of a Rhode Island based bank completed during the period covered in Exhibit IV-4. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable or more significant level of

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[TABLE 4.2 APPEARS HERE]

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[TABLE 4.3 APPEARS HERE]

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acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Newport Federal’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Newport Federal’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

Newport Federal’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of Newport Federal’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Newport Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Newport Federal’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Newport Federal’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank

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and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of March 3, 2006, the pro forma market value of Newport Federal’s conversion stock was $37,500,000 at the midpoint, equal to 3,750,000 shares at $10.00 per share.

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1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $674,000 for the twelve months ended December 31, 2005. In deriving Newport Federal’s estimated core earnings for purposes of the valuation, the only adjustments made to reported earnings were to eliminate net gains on the sales of loans and one time expenses related to the merger of Westerly Savings, which equaled $99,000 and $436,000, respectively. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 40.0%, the Bank’s core earnings were determined to equal $1.1 million for the twelve months ended December 31, 2005. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$674
Less: Gain on sale of loans(1)	(59)
Add back: merger expenses(2)	436

Core earnings estimate	$1,051

(1)	Tax effected at 40.0%.
(2)	Merger expenses were non-taxable expenses

Based on Newport Federal’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $37.5 million midpoint value equaled 42.51 times and 29.78 times, respectively, which provided for premiums of 125.2% and 57.0% relative to the Peer Group’s average reported and core P/E multiples of 18.88 times and 18.97 times, respectively (see Table 4.4). At the top of the superrange, the Bank’s reported and core P/E multiples equaled 51.80 times and 37.17 times, respectively. In comparison to the Peer Group’s average reported and

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[TABLE 4.4 APPEARS HERE]

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core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected premiums of 174.4% and 95.9% on a reported and core earnings basis, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio to Newport Federal’s pro forma book value. Based on the $37.5 million midpoint valuation, Newport Federal’s pro forma P/B and P/TB ratios both equaled 78.00%. In comparison to the average P/B and P/TB ratios for the Peer Group of 140.81% and 148.38%, the Bank’s ratios reflected a discount of 44.6% on a P/B basis and a discount of 47.4% on a P/TB basis. At the top of the superrange, the Bank’s P/B and P/TB ratios both equaled 85.40%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the superrange reflected discounts of 39.4% and 42.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Newport Federal’s value equaled 12.82% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.0%, which implies a discount of 14.5% has been applied to the Bank’s pro forma P/A ratio.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock

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proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Legacy Bancorp was the most recent standard conversion offering completed. In comparison to Legacy Bancorp’s pro closing forma P/TB ratio of 72.6%, the Bank’s P/TB ratio of 78.0% at the midpoint value reflects an implied premium of 7.4%. At the top of the superrange, the Bank’s P/TB ratio of 85.4% reflected an implied premium of 17.6% relative to the Legacy Bancorp’s closing P/TB ratio. Legacy Bancorp’s current P/TB ratio, based on its closings stock price as of March 3, 2006, equaled 105.7%. In comparison to Legacy Bancorp’s current P/TB ratio, the Bank’s P/TB ratio at the midpoint value reflects an implied discount of 26.2% and at the top of the superrange the discount narrows to 19.2%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of March 3, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $37,500,000 at the midpoint, equal to 3,750,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $31,875,000 and a maximum value of $43,125,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,187,500 at the minimum and 4,312,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $49,593,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,959,375. Based on this valuation range, the offering range is as follows: $29,513,890 at the minimum, $34,722,220 at the midpoint, $39,930,550 at the maximum and $45,920,130 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 2,951,389 at the minimum, 3,472,222 at the midpoint, 3,993,055 at the maximum and 4,592,013 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.